Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REACHES FORBEARANCE ARRANGEMENTS WITH ALL LENDERS

Culver City, CA — February 19, 2008 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 240,000 HMO enrollees and operates four community hospitals in southern California, today announced that it had reached forbearance arrangements with all participating lenders in its $155 million senior secured credit facility.  The 60 day forbearance is intended to allow Prospect the necessary additional time to complete the Alta restatement exercise and finalize its September 30, 2007 audited financial statements for delivery to the lenders.

The lenders have agreed, subject to certain terms and conditions, to forbear from exercising their rights and remedies under the credit agreements resulting from Prospect’s delay in submitting annual audited financial statements. The forbearance period expires March 31, 2008, but could be extended until April 10, 2008 under certain circumstances.  Prospect believes that it will be in a position to deliver the required information to the lenders prior to the March 31 deadline.  Prospect continues to make all required interest and principal payments under the loans.

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  Prospect’s medical services platform is comprised of Independent Physician Associations (“IPAs”), which contract with HMOs and health care professionals to provide a full range of services to HMO enrollees, and community-based hospitals.  Prospect’s physician network is comprised of over 9,000 specialist and primary care physicians. The Company contracts with most major HMOs in southern California.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 28, 2006, its Form 10-Q filed on August 20, 2007, and those arising from Prospect’s acquisition of Alta, the debt incurred by Prospect in connection with the Alta acquisition, and any impact on Alta’s historical financial statements that may result from completion of Prospect’s review and analysis of those financial statements.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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